Exhibit 99.1

Digital Ally Regains Compliance with Nasdaq Minimum Bid Price Requirement

LENEXA, KS. (February 23, 2023) – Digital Ally, Inc. (the “Company”)(Nasdaq: DGLY), today announced that it received a notification letter (the “Notification Letter on Compliance”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) on February 23, 2023, indicating that the Company has regained compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market, as set forth under Nasdaq Listing Rule 5550(a)(2).

The letter from Nasdaq follows the Company’s 1-for-20 reverse stock split approved by stockholders on December 7, 2022 and effected on February 6, 2023, after which the closing price of the Company’s common stock was at least $1.00 per share for the 10 consecutive business days ended February 22, 2023.

About Digital Ally

Digital Ally Companies (NASDAQ: DGLY) through its subsidiaries, is engaged in video solution technology, human & animal health protection products, healthcare revenue cycle management, ticket brokering and marketing, event production and jet chartering. Digital Ally continues to add organizations that demonstrate the common traits of positive earnings, growth potential, innovation and organizational synergies.

For additional news and information please visit www.digitalally.com or follow Digital Ally Inc. social media channels here:

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Contact Information

Brody Green, President

Stanton Ross, CEO

Tom Heckman, CFO

Digital Ally, Inc.

913-814-7774

info@digitalallyinc.com